Exhibit 10.0.10

CONFIDENTIAL	Winn-Dixie Stores, Inc

Memo

To:	Frank Lazaran

From:	Mark Matta

cc:	Larry Appel

Date:	March 12, 2004

Re:	Severance and Change of Control

In recognition of your service to the Company and to incent you to remain in your current position, the Company is providing you with the following severance and change of control benefits, which have been approved by the Compensation Committee of the Board of Directors:

Should, prior to your normal retirement date, (i) the Company elect not to renew your Agreement as provided in the second paragraph of your offer letter or elect to terminate your employment without Cause or (ii) you voluntarily terminate your employment because you are demoted or your compensation is reduced, then the Company shall pay to you a cash lump sum equal to 36 months of your then-current base pay and three years annual target bonus for the year of termination and shall continue your medical benefits for 36 months. All other terms and provisions of your employment letter agreement dated May 2, 2003, shall remain in full force and effect.

Please let me know if you have any questions. Thank you.

March 26, 2004

Mr. Frank Lazaran

Dear Frank:

In recognition of your contribution to the Company and the value your efforts have on the organization, I am pleased to advise you that on March 1, 2004, you were granted 150,000 non-qualified stock options with a strike price of $6.21. Also, on that date, you were granted 60,000 shares of restricted stock, and a contingent cash grant equal to the value of those shares based on the closing price of $6.21, $372,600. The options, restricted stock, and contingent cash will vest 50% on March 1, 2006, and the remaining 50% on March 1, 2007, if you remain employed by the Company through those dates.

In addition, your protection under a Change In Control (as defined in the Restricted Stock Plan) has been increased to three times your then-current base salary, plus three times your target annual incentive. Also, severance for involuntary termination without cause* has been increased to two times your then-current base salary, plus two times your annual target incentive.

I want to personally thank you for your continued support.

Sincerely,

/s/ Mark Matta

Mark Matta

*	Cause is defined as gross misconduct in the performance of duties or conviction of any felony involving moral turpitude.